Exhibit 99.02

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NEURALSTEM UPDATES ALS STEM CELL TRIAL PROGRESS

FDA PERMITS ADDITIONAL DOSING OF RETURN PATIENTS

ROCKVILLE, MD, May 8, 2012 — Neuralstem, Inc. (NYSE Amex: CUR) announced that the Federal Drug Administration (FDA) has approved the return of three patients from earlier cohorts in its ongoing Phase I safety trial to treat amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease) with its spinal cord stem cells (HSSC's). These patients will be permitted to return to the trial for second treatments as the next cohort of patients, provided they meet inclusion requirements at the scheduled time. They will be the first to receive stem cell transplantation along the length of the spinal cord.

The first twelve patients in the trial, which is taking place at Emory University Hospital in Atlanta, Georgia, received stem cell transplants in the lumbar (lower back) region of the spinal cord only. The last cohort of three, completed in April, received transplants in the cervical (upper back) region of the spinal cord, where stem cell transplantation could help support breathing, a key function that is lost as ALS progresses. The next cohort of three patients is designed to receive 10 HSSC injections in the lumbar region and 5 in the cervical, for a total of 15 injections along the length of the spinal cord. In the case of the returning patients, who have already received 10 lumbar injections, they will receive five cervical injections. These patients are between 15-17 months out from their first dosing and appear to have tolerated the first procedure well.

Additionally, Neuralstem has submitted a trial amendment to the FDA to increase both the number of patients treated as well as the dose in future cohorts. The amendment would also expand the trial to include certain efficacy endpoints. The trial was initially designed as a safety trial to treat 18 patients.

"The return of these patients to the trial for second treatments is a continuing validation of the trial's safety. Typically, Phase I trials do not bring study subjects back, as that could increase their exposure to potentially harmful treatments,” said Karl Johe, PhD, Neuralstem Chairman and Chief Scientific Officer. "Treating these patients who have already received injections in one part of their spine allows us to both increase the overall dosage for each patient as well as transplant them in regions of the spine where they have not been treated," Dr. Johe continued. "This next cohort of patients will be the first in the world to receive stem cell transplants in both cervical and lumbar regions of their spinal cord. With cervical injections of the lumbar patients, for example, we could also potentially support their breathing function, which is vital for preserving quality of life."

"Patients 10-12, who might return to the trial, were among those studied in a paper examining the first safety data from the trial, published online in STEM CELLS last month," said Eva Feldman, MD, PhD, Director of the A. Alfred Taubman Medical Research Institute and Director of Research of the ALS Clinic at the University of Michigan Health System. "As the paper showed, we believe that the cells and the route of administration are safe. It is a further validation of the safety profile to be able to bring patients back for additional dosing several months past the period which was reported on in the journal." Dr. Feldman is also principal investigator (PI) of the ALS trial and an unpaid Neuralstem consultant.

The FDA-approved amendment to the protocol requires approval of the Emory Institutional Review Board before it can be implemented.

About the Study

The ongoing Phase I study is designed to assess the safety of Neuralstem's spinal cord stem cells (HSSC's) and transplantation technique in up to 18 patients with amyotrophic lateral sclerosis (ALS or Lou Gehrig's disease).

The first twelve patients were all transplanted in the lumbar (lower back) region of the spine. Of these, the initial six (Cohort A) were all non-ambulatory with permanent paralysis. The first patient was treated on January 20, 2010. Successive surgeries have followed at the rate of one every one-to-two months. The first three patients (Cohort A1) were each treated with five unilateral HSSC injections in L2-L4 lumbar segments, while the next three patients (Cohort A2) received ten bilateral injections (5 on each side) in the same region. The next six patients (Cohort B and C) were all ambulatory. Of these, the first three (Cohort B) received five unilateral injections in the L2-L4 region. The last three patients (Cohort C) in this study group received ten bilateral injections in the same region.

The trial was then approved to progress to cervical transplantations, with two cohorts of three patients (Cohort D and Cohort E). Cohort D has received five injections in the cervical region of the spinal cord. Cohort E will receive a total of 15 injections, 5 in the cervical region and 10 in the lumbar region.

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease, and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia and chronic stroke. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has received approval from the FDA to conduct a Phase Ib safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depressive disorder (MDD).  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please visit www.neuralstem.com or connect with us on Twitter and Facebook.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2011.

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